EXHIBIT 99.1
News Release

205 Crosspoint Parkway
Buffalo, NY 14068
Immediate Release
Columbus McKinnon Completes
Acquisition of Dorner Manufacturing Corporation

BUFFALO, NY, April 7, 2021 - Columbus McKinnon Corporation (Nasdaq: CMCO) (the “Company”), a leading designer and manufacturer of intelligent motion solutions for material handling, today announced that it has completed its acquisition of Dorner Manufacturing Corporation (“Dorner”).

“The acquisition of Dorner significantly advances our growth objectives and strategy by providing a new platform in the specialty conveying space while leveraging our combined leadership position to create greater scale as a preeminent provider of intelligent motion solutions for material handling,” said David Wilson, President and CEO of Columbus McKinnon. “We are very excited to welcome the talented team members of Dorner to the Columbus McKinnon family and believe that the path we have embarked on will further our Blueprint for Growth 2.0 strategy.”

Dorner Acquisition

Columbus McKinnon has acquired Dorner Manufacturing Corporation for an all-cash purchase price of $485 million on a cash free, debt free basis which amount is subject to certain customary post-closing adjustments. Cost synergies are expected to be approximately $5 million annually by the end of fiscal year 2023 with expected one-time integration costs of approximately $4 million over the next two years. Columbus McKinnon anticipates one-time transaction related costs of approximately $11 million excluding financing fees. J.P. Morgan acted as exclusive financial advisor. J.P. Morgan, Wells Fargo, and PNC Bank provided committed financing. DLA Piper served as outside counsel on the transaction and financing.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that efficiently and ergonomically move, lift, position, and secure materials. Key products include hoists, crane components, precision conveyor systems, actuators, rigging tools, light rail workstations, and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at www.columbusmckinnon.com.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning the success of the integration of Dorner into the Company to achieve cost and revenue synergies and the amount of such synergies, the ability of the Company and Dorner to achieve market success and earnings per share accretion expectations, the ability of the Company to achieve its Blueprint for Growth 2.0 strategy, the amount of integration costs and transaction-related costs incurred by the Company in connection with the acquisition, the ability of the Company to complete an equity offering of its common stock and to refinance its existing debt into a new term loan B facility, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including risks related to the integration of Dorner into the Company, the impact of Covid-19 on global economic and business conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the ability to expand into new markets and geographic regions, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

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